EXHIBIT 5.1

August 3, 2009

Board of Directors

Schnitzer Steel Industries, Inc.

3200 NW Yeon Ave.

Portland, Oregon 97210

We have acted as counsel for Schnitzer Steel Industries, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the issuance of 5,000,000 shares of Class A Common Stock, $1.00 par value (the “Shares”), of the Company pursuant to the Company’s 1993 Stock Incentive Plan (the “Plan”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

2.	The Shares issuable under the Plan have been duly authorized and, when issued in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP
STOEL RIVES LLP